Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Hagerty, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Series A Convertible Preferred Stock, par value $0.0001 per share	457(f)(1)	16,688,449(2)	$8.875(3)	$118,462,861.00(4)	$0.0001102	$13,054.61
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	—	13,347,928(5)	—	—(6)	—	—
Total Offering Amounts								$13,054.61
Total Fees Previously Paid								—
Total Fee Offsets								—
Total Fee Due								$13,054.61
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)Consists of 8,483,561 shares of the Registrant’s Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), issued pursuant to that certain Securities Purchase Agreement, dated June 23, 2023, among Hagerty, Inc. and the selling stockholders named in the registration statement, and 8,204,888 additional shares of Series A Preferred Stock that may be issued as dividends in respect of the then-outstanding Series A Preferred Stock.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act. Based on the average of the high and low reported trading prices of the Registrant’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), as reported on the New York Stock Exchange on August 16, 2023.
(4)Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is estimated as an amount equal to $118,462,861.00, calculated as the product of (i) 13,347,928 (the maximum amount of Class A Common Stock issuable upon conversion of the Series A Preferred Stock being registered on this Form S-3), multiplied by (ii) $8.875 per share of Class A Common Stock.
(5)Consists of up to 13,347,928 shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock.
(6)Pursuant to Rule 457(i) under the Securities Act, there is no additional registration fee payable with respect to the shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock because no additional consideration will be received in connection with the conversion thereof.